UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): January 26, 2004

                              ATLANTIC REALTY TRUST
                              ---------------------
             (Exact Name of Registrant as Specified in its Charter)

            MARYLAND                   0-27562                    13-3849655
            --------                   --------                   ----------
(State or other jurisdiction of  (Commission File Number)       (I.R.S. Employer
         incorporation)                                      Identification No.)


                      747 THIRD AVENUE, NEW YORK, NY 10017

                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 355-1255




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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

        On January 12, 2004, First Union Real Estate Equity and Mortgage Investments, an Ohio business trust ("FIRST UNION"), and Michael L. Ashner, the Chief Executive Officer of First Union (together with First Union, the "FIRST UNION GROUP"), filed a Statement of Beneficial Ownership on Schedule 13D (the "SCHEDULE 13D") pursuant to which the First Union Group reported, among other things, that it had made a formal proposal to Atlantic Realty Trust (the "TRUST") to merge the Trust with and into First Union or one of its subsidiaries (the "FIRST UNION PROPOSAL").

        Under the First Union Proposal, each share of beneficial interest in the Trust (a "TRUST SHARE") would receive aggregate consideration of $16.25 per Trust Share. Such amount would be payable, at the election of each shareholder of the Trust (a "TRUST SHAREHOLDER"), in cash or in exchange for First Union's Series A cumulative convertible redeemable preferred shares of beneficial interest (the "FIRST UNION PREFERRED SHARES") at a rate of 0.65 First Union Preferred Shares per Trust Share. In the event that Trust Shareholders holding more than 1,901,760 Trust Shares in the aggregate elect to receive First Union Preferred Shares, such Trust Shareholders would receive (i) a number of First Union Preferred Shares equal to (a) 0.65 multiplied by (b) a fraction, the numerator of which is 1,901,760 and the denominator of which is the total number of Trust Shares to be exchanged for First Union Preferred Shares and (ii) cash equal to (x) $16.25 multiplied by (y) a fraction, the numerator of which is the number of Trust Shares to be exchanged for First Union Preferred Shares less 1,901,760 and the denominator of which is the number of Trust Shares to be exchanged for First Union Preferred Shares. The consideration payable would be subject to upward or downward adjustment based on the Trust's projected post-closing net cash balance, information obtained through First Union's due diligence process and any stock splits, issuances, repurchases, reclassifications and other transactions affecting the value of the Trust.

        On January 13, 2004, the Board of Trustees of the Trust (the "BOARD") held a meeting to discuss the First Union Proposal and the process it would undertake to evaluate it. The Board resolved to form a special committee of disinterested directors consisting of Messrs. Glickman, Blank and Pashcow (the "SPECIAL COMMITTEE") to consider any bona fide offer or acquisition proposal made for the Trust and to ensure that all reasonable steps are taken to maximize shareholder value while having regard to the Trust's existing contractual obligations. Among other things, the Board instructed the Special Committee to
(i) review, negotiate and make recommendations to the Board with respect to the First Union Proposal, (ii) conduct such other investigation of the First Union Proposal, First Union and the Trust as may be necessary to determine whether the First Union Proposal is in the best interests of Trust Shareholders and (iii) investigate other strategic alternatives available to the Trust.

        On January 26, 2004, the Special Committee held an organizational meeting and commenced its evaluation of the First Union Proposal as directed by the Board. In addition, the Special Committee has retained an independent real estate brokerage firm to conduct a valuation of the Trust's sole asset, the Hylan Shopping Center located in Staten Island, New York.

        As of the date of this filing, the Special Committee has made no determination as to whether the Trust will or should engage in a transaction of the type contemplated by the First Union Proposal, whether on the terms of the First Union Proposal or otherwise, and there can be no assurance that the Trust will accept any acquisition proposal or that any such proposal, if accepted, will result in the consummation of a transaction.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ATLANTIC REALTY TRUST


                                         By:/s/ Edwin R. Frankel
                                            --------------------------------
                                               Edwin R. Frankel
                                               Executive Vice President,
                                               Chief Financial Officer,
                                               Secretary and Principal
                                               Financial and Accounting Officer

January 27, 2004